Filed Pursuant to Rule 433

Registration No. 333-173636

July 18, 2012

Medium-Term Notes, Series U

$1,300,000,000 2.950% Subordinated Notes due July 15, 2022

Final Terms and Conditions

Issuer:	U.S. Bancorp

Note Type:	Subordinated Medium-Term Notes

Ratings*:	A1 / A- / A+ / AAL (Moody’s / S&P / Fitch / DBRS)

Principal Amount:	$1,300,000,000

Pricing Date:	July 18, 2012

Settlement Date:	July 23, 2012 (T+3)

Maturity Date:	July 15, 2022

Redemption Date:	June 15, 2022

Redemption Terms:	Redeemable in whole or in part on or after the Redemption Date at 100% of the principal amount of the notes (par), plus accrued and unpaid interest thereon to the date of redemption. U.S. Bancorp shall provide 10 to 60 calendar days notice of redemption to the registered holder of the note.

Coupon:	2.950%

Pricing Benchmark:	UST 1.750% due May 15, 2022

Benchmark Yield:	1.487%

Reoffer Spread:	T+150 bps

Reoffer Yield:	2.987%

Price to Public:	99.683%

Gross Spread:	0.300%

All-In Price:	99.383%

Net Proceeds to Issuer:	$1,291,979,000

Interest Payment Dates:	Semiannually, on the 15th of January and July, commencing January 15, 2013

CUSIP:	91159JAA4

Joint Book-Runners:	Credit Suisse Securities (USA) LLC; Morgan Stanley & Co. LLC; U.S. Bancorp Investments, Inc.

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement, including a prospectus, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC at 1-800-221-1037, Morgan Stanley & Co. LLC at 1-866-718-1649, or U.S. Bancorp Investments, Inc. at 1-877-558-2607.